Exhibit 5.1

Divakar Gupta

+1 212 479 6474

dgupta@cooley.com

May 14, 2020

Oyster Point Pharma, Inc.

202 Carnegie Center, Suite 109

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel to Oyster Point Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Initial Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form S-1 related thereto filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”), covering an underwritten public offering of up to 4,312,500 shares of the Company’s common stock, par value $0.001 (“Shares”) (including up to 562,500 Shares that may be sold by the Company upon exercise of an option to purchase additional shares to be granted to the underwriters).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP    55 Hudson Yards    New York, NY    10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com

Oyster Point Pharma, Inc.

May 14, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to the 462(b) Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP    55 Hudson Yards    New York, NY    10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com